EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Colleen B. Brown, President & CEO, Fisher Communications, Inc. (206) 404-6783
IMPROVING PERFORMANCE FOR FISHER COMMUNICATIONS AS SECOND QUARTER 2006 RESULTS RELEASED
SEATTLE—(BUSINESS WIRE)—August 7, 2006—Fisher Communications, Inc. (Nasdaq: FSCI) today announced financial results for the second quarter and year-to-date periods ended June 30, 2006.
Fisher Communications reported income from continuing operations of $1.8 million for the three months ended June 30, 2006, compared to a loss from continuing operations for the three months ended June 30, 2005 of $1.5 million. Including income from discontinued operations amounting to $476,000, second quarter 2006 consolidated net income was $2.3 million. Including income from discontinued operations of $372,000, second quarter 2005 consolidated net loss was $1.1 million.
Income from continuing operations for the six months ended June 30, 2006 was $5,000, compared to a loss from continuing operations for the six months ended June 30, 2005 of $6.6 million. Including income from discontinued operations amounting to $562,000; six-month 2006 consolidated net income was $567,000. Including income from discontinued operations of $410,000, six-month 2005 consolidated net loss was $6.2 million.
As announced in May 2006, the Company signed a definitive agreement to sell its twenty-four small-market radio stations located in Montana and eastern Washington for $33.3 million. The operating results for this group of stations have been reported as discontinued operations due to the pending sale, which is subject to FCC approval and certain other conditions.
“Again, we gained solid revenue and realized operating improvements in the second quarter and first half of 2006, especially in our large-market stations,” stated Colleen Brown, President and CEO of Fisher Communications. These increases in revenue occurred in both local and national broadcasting revenue categories. The Company’s two ABC-affiliated television stations accounted for approximately 51% of the Company’s total year-to-date 2006 revenue from continuing operations. Total revenue from continuing operations increased $6.1 million, or 9 percent, in the first half of 2006, in comparison to the first half of 2005.
Also announced in May 2006, the Company closed the purchase of two Idaho low-power television stations for an amount of $1.0 million, and paid a $3.5 million deposit toward the purchase of two Oregon television stations for $19.3 million. These transactions were initially announced in December 2005.
In June 2006, the Company announced an agreement to purchase the stock of African-American Broadcasting of Bellevue, Inc., licensee of television station KWOG, in Bellevue, Washington. Fisher purchased 25% of the stock for $4.0 million in conjunction with the execution of a Stock Purchase Agreement and a related local marketing agreement with a commencement date contingent upon certain events.
In July 2006, the Company announced that it entered into a local marketing agreement to manage four low-power television stations located in Eastern Washington, and an option agreement whereby Fisher has the right to acquire the stations until June 30, 2007. The stations currently provide programming to the Yakima-Pasco-Richland-Kennewick television market in Washington through an affiliation with Univision.
Commenting on the transactions, Brown said, “By selling our small-market radio stations, we are able to focus on increasing the synergies and operating performance of our remaining cluster of Northwest stations. The combined group of Spanish-language television stations will provide Fisher the opportunity to obtain duopoly economics in markets in which we currently operate, as well as serve our fast growing Hispanic population”.
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Fisher Communications, Inc. is a Seattle-based integrated media company. Its eleven network-affiliated television stations, and a twelfth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended		Three months ended
	June 30		June 30
(in thousands, except per-share amounts) Unaudited	2006	2005	2006	2005

Revenue	$71,271	$65,178	$40,190	$36,865
Costs and expenses
Cost of services sold	34,734	35,915	19,632	19,947
Selling expenses	12,267	11,260	6,654	6,355
General and administrative expenses	14,183	16,026	6,456	7,060
Depreciation and amortization	5,027	7,619	2,511	3,558

	66,211	70,820	35,253	36,920

Income (loss) from operations	5,060	(5,642)	4,937	(55)

Other income, net	1,767	1,754	881	923

Interest expense	(6,822)	(6,775)	(3,368)	(3,404)

Income (loss) from continuing operations before income taxes	5	(10,663)	2,450	(2,536)

Provision (benefit) for federal and state income taxes	—	(4,095)	658	(1,074)

Income (loss) from continuing operations	5	(6,568)	1,792	(1,462)

Income from discontinued operations, net of income taxes	562	410	476	372

Net income (loss)	$567	$(6,158)	$2,268	$(1,090)

Income (loss) per share:
From continuing operations	$0.00	$(0.76)	$0.21	$(0.17)
From discontinued operations	0.07	0.05	0.05	0.04

Net income (loss) per share	$0.07	$(0.71)	$0.26	$(0.13)

Income (loss) per share assuming dilution:
From continuing operations	$0.00	$(0.76)	$0.21	$(0.17)
From discontinued operations	0.07	0.05	0.05	0.04

Net income (loss) per share	$0.07	$(0.71)	$0.26	$(0.13)

Weighted average shares outstanding	8,708	8,658	8,710	8,690
Weighted average shares outstanding assuming dilution	8,716	8,658	8,719	8,690

CONDENSED CONSOLIDATED BALANCE SHEETS	June 30	December 31
(in thousands) Unaudited	2006	2005

Assets
Current assets	$49,038	$60,253
Marketable securities, at market value	169,632	170,053
Other assets	76,040	65,775
Property, plant and equipment, net	143,970	144,312

Total assets	$438,680	$440,393

Liabilities and stockholders’ equity
Current liabilities	$19,868	$24,691
Long-term debt	150,000	150,000
Deferred income taxes	31,786	31,381
Other liabilities	26,638	24,700

Total liabilities	228,292	230,772

Stockholders’ equity, other than accumulated other comprehensive income	103,235	102,193
Accumulated other comprehensive income, net of income taxes	107,153	107,428

Total stockholders’ equity	210,388	209,621

Total liabilities and stockholders’ equity	$438,680	$440,393